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                                                                    EXHIBIT 11

                      ROCKWELL INTERNATIONAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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                                       Three Months Ended   Six Months Ended
                                            March 31           March 31
                                         1998      1997      1998      1997
                                       (In millions, except per share amounts)
Basic earnings per share:

  Income from continuing operations..   $  109    $  155    $  198    $  309

  Income from discontinued
    Operations.......................        -        34         -        59

  Net income.........................   $  109    $  189    $  198    $  368

  Average number of common shares
    Outstanding during the period....    200.2     216.2     202.6     217.4

  Basic earnings per share:

    Continuing operations............   $ 0.55    $ 0.72    $ 0.98    $ 1.42

    Discontinued operations..........        -      0.15         -      0.27

    Net income.......................   $ 0.55    $ 0.87    $ 0.98    $ 1.69

Diluted earnings per share:

  Income from continuing operations..   $  109    $  155    $  198    $  309

  Income from discontinued
    operations.......................        -        34         -        59

  Net income.........................   $  109    $  189    $  198    $  368


  Average number of common shares
    Outstanding during the period
    assuming full dilution:
       Common stock..................    200.2     216.2     202.6     217.4
       Assumed issuance of stock
         under award plans...........      3.4       3.4       3.3       3.3

    Total diluted shares.............    203.6     219.6     205.9     220.7

  Diluted earnings per share:

    Continuing operations...........    $ 0.53    $ 0.71    $ 0.96    $ 1.40

    Discontinued operations.........         -      0.14         -      0.26

    Net income......................    $ 0.53    $ 0.85    $ 0.96    $ 1.66
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